IMMUNOMEDICS, INC.
                300 American Road
         Morris Plains, New Jersey 07950
               ____________________

     NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
               ____________________

                 November 6, 1996


     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of IMMUNOMEDICS, INC. (the "Company") will be held at the Company's offices at 300 American Road, Morris Plains, New Jersey 07950, on Wednesday, November 6, 1996, at 10:00 a.m., for the following purposes:

          1.   To elect eight Directors;

          2.   To approve amendments to the 1992 Stock Option Plan;

          3.   To approve an amendment to the Company's
               Certificate of Incorporation to authorize additional shares of common stock;

          4. To ratify the selection of KPMG Peat Marwick LLP as the Company's independent auditors for the fiscal year ending June 30, 1997; and

          5. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     The Board of Directors has fixed the close of business on September 30, 1996 as the record date for determining all stockholders entitled to receive notice of the Annual Meeting and to vote at such meeting or any adjournment or adjournments thereof.

     The Board of Directors appreciates and welcomes stockholder participation in the Company's affairs. Whether or not you plan to attend the Annual Meeting, please vote by completing, signing and dating the enclosed proxy and returning it promptly to the Company in the enclosed self-addressed, postage-prepaid envelope. If you attend the meeting, you may revoke your proxy and vote your shares in person.

                              By Order of the Board of Directors,



                              PHYLLIS PARKER,
                              Secretary

October 7, 1996

                IMMUNOMEDICS, INC.
                300 American Road
         Morris Plains, New Jersey 07950
             _______________________

                 PROXY STATEMENT
             _______________________

          ANNUAL MEETING OF STOCKHOLDERS
                 NOVEMBER 6, 1996

General Information

     This Proxy Statement is furnished to the stockholders of Immunomedics, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board of Directors") for use at the Annual Meeting of Stockholders of the Company to be held on November 6, 1996, and any adjournment or adjournments thereof (the "Annual Meeting"). A copy of the notice of meeting, the Company's Annual Report for the fiscal year ended June 30, 1996, and form of proxy accompany this Proxy Statement and are first being sent to stockholders on or about October 7, 1996.

     Only stockholders of record at the close of business on September 30, 1996, the record date for the Annual Meeting, will be entitled to notice of and to vote at the Annual Meeting. On the record date, there were issued and outstanding 34,880,365 shares of the Company's Common Stock, par value $.01 per share (the "Common Stock"). Each share of Common Stock entitles the holder to one vote with respect to each of the matters to be voted upon at the Annual Meeting. The Common Stock is the only class of outstanding securities of the Company entitled to vote at the Annual Meeting.

     Presence in person or by proxy of the holders of 17,440,183 shares of Common Stock will constitute a quorum at the Annual Meeting. The affirmative vote of the holders of a majority of all outstanding shares entitled to vote at the Annual Meeting is required to approve the amendment to the Company's Certificate of Incorporation. Assuming a quorum is present, the affirmative vote of the holders of at least a majority of votes present and entitled to be cast at the Annual Meeting is required for (i) the election of Directors, (ii) the approval of the amendments to the 1992 Stock Option Plan (the "1992 Option Plan"), (iii) the ratification of the selection of KPMG Peat Marwick LLP as independent auditors for the current fiscal year, and (iv) except as otherwise required by Delaware Law or the Company's Certificate of Incorporation, any other matters that properly come before the meeting. If a stockholder, present in person or by proxy, abstains on any matter, the stockholder's shares will not be voted on such matter. Abstentions may be specified on all proposals submitted to a stockholder vote other than the election of directors. Abstentions will be counted as present for purposes of determining the existence of a quorum regarding the proposal on which the abstention is noted. Thus, an abstention from voting on a matter has the same legal effect as a vote "against" the matter, even though a stockholder may interpret such action differently. A proxy submitted by a stockholder also may indicate that all or a portion of the shares represented by such proxy are not being voted by such stockholder with respect to a particular matter. This could occur, for example, when a broker is not permitted to vote shares held in street name on certain matters in the absence of instructions from the beneficial owner of the shares.

     If a proxy in the accompanying form is properly executed and returned, the shares represented thereby will be voted as instructed in the proxy. If no instructions are given, the persons named in the proxy intend to vote in favor of (i) the nominees for election as Directors as set forth below, (ii) the approval of the amendments to the 1992 Option Plan, (iii) the approval of the amendment to the Company's Certificate of Incorporation to authorize additional shares of common stock, and
(iv) the ratification of the selection of KPMG Peat Marwick LLP as independent auditors for the current fiscal year.

     Brokers holding shares in street name, who do not receive instructions, are entitled to vote on the election of directors and ratification of the appointment of the independent auditors, since such matters are considered to be routine, but will not be entitled to vote on the proposal to approve the amendments to the 1992 Option Plan or the proposal to approve the amendment to the Company's Certificate of Incorporation, since such matters are not considered to be routine. Since a broker is not required to vote shares held in "street name" in the absence of instructions from the beneficial stockholder and, in the absence of instructions, is not permitted to vote on the proposal to approve the amendments to the 1992 Option Plan or the proposal to approve the amendment to the Company's Certificate of Incorporation, a stockholder's failure to instruct his broker may result in the stockholder's shares not being voted.

     Each proxy granted may be revoked by the person granting it at any time (i) by giving written notice to such effect to the Secretary or Assistant Secretary of the Company, (ii) by execution and delivery of a proxy bearing a later date, or (iii) by attendance and voting in person at the Annual Meeting, except as to any matter upon which, prior to such revocation, a vote shall have been cast pursuant to the authority conferred by such proxy. The mere presence at the Annual Meeting of a person appointing a proxy does not revoke the appointment.


              ELECTION OF DIRECTORS
Nominees

     The Certificate of Incorporation of the Company provides that the number of Directors of the Company shall be fixed by resolution of the Board of Directors. Such number currently has been fixed at eight persons. At the Annual Meeting, eight persons will be elected to the Board of Directors to serve until the next annual meeting and until
their successors have been elected and qualify.   The persons named as
proxies in the accompanying proxy intend to vote FOR these nominees of the Board of Directors or, if any of the nominees should be unable to serve, for such substitute nominee(s) as the Board of Directors then may propose.

     The following table sets forth information about the nominees, each of whom is currently serving as a Director of the Company:

                                                             Year First
                                                             Elected to
                                                             Board of
Name                      Age  Positions with the Company    Directors
______________________    ___  ___________________________   __________
David M. Goldenberg  .    58   Chairman of the Board,          1982
                                 Chief Executive Officer,
                                 Director (1)
Albert D. Angel . .  .    59   Director (3)(5)                 1993
A. E. Cohen. .  . .  .    60   Director (1)(3)(6)              1992
Rolf H. Henel.  . .  .    59   Director (1)(2)(4)              1996
Marvin E. Jaffe . .  .    60   Director (2)(5)                 1994
Richard R. Pivirotto .    66   Director (2)(4)(6)              1991
Warren W. Rosenthal  .    73   Director (2)(3)(4)(6)           1983
Richard C. Williams  .    53   Director (1)(2)(3)(4)(5)        1993
________________

(1) Executive Committee member
(2) Audit Committee member
(3) Compensation Committee member
(4) Finance Committee member
(5) Research Review Committee member
(6) Governance and Nominating Committee member

     Each current Director was elected as such at the Annual Meeting held on November 8, 1995, except for Mr. Henel, who was appointed as a Director on June 26, 1996. No family relationship exists among the Directors of the Company or between any of such persons and the Executive Officers of the Company.

     Dr. David M. Goldenberg was the founder of the Company in July 1982 and, since that time, has been Chairman of the Board of the

Company.  Dr. Goldenberg has served as Chief Executive Officer since
February 1994 and also served as Chief Executive Officer of the Company from July 1982 through July 1992 and as Treasurer since July 1996 .
Dr. Goldenberg was Professor of Pathology at the University of Kentucky Medical Center from 1973 until 1983 and Director of such University's Division of Experimental Pathology from 1976 until 1983. From 1975 to
1980, he also served as Executive Director of the Ephraim McDowell
Community Cancer Network, Inc., and from 1978 to 1980 he was President of the Ephraim McDowell Cancer Research Foundation, Inc., both in
Lexington, Kentucky. Dr. Goldenberg is a graduate of the University of Chicago College and Division of Biological Sciences (S.B.), the
University of Erlangen-Nuremberg (Germany) Faculty of Natural Sciences (Sc.D.), and the University of Heidelberg (Germany) School of Medicine (M.D.). He has written or co-authored more than 900 articles, book chapters and abstracts on cancer research, detection and treatment, and has researched and written extensively in the area of radioimmunodetection using radiolabeled antibodies. In addition to his employment with the Company, Dr. Goldenberg is President of The Center for Molecular Medicine and Immunology ("CMMI"), an independent not-for-profit research center, and its clinical unit, the Garden State Cancer
Center. He also holds the position of Adjunct Professor Microbiology and Immunology with the New York Medical College in Valhalla, N.Y. In
1985 and again in 1992, Dr. Goldenberg received an "Outstanding
Investigator" grant award from the National Cancer Institute for his work in radioimmunodetection and, in 1986, he received the New Jersey
Pride Award in Science and Technology. Dr. Goldenberg was honored as the ninth Herz Lecturer of the Tel Aviv University Faculty of Life
Sciences.  In addition, Dr. Goldenberg received the 1991 Mayneord 3M
Award and Lectureship of the British Institute of Radiology for his contributions to the development of radiolabeled monocolonal antibodies used in the imaging and treatment of cancer. He was also named the co-recipient of the 1994 Abbott Award by the International Society for Oncodevelopmental Biology and Medicine.

     Albert D. Angel has been President of Angel Consulting, a management consulting firm in Llewellyn Park, New Jersey since 1994. He serves as a consultant to several companies and is a Director of Medco Research, Inc., a company focused on developing products for diagnosis and treatment of cardiovascular diseases. He is a former President of The Merck Company Foundation and was Vice President, Public Affairs, of Merck & Co., Inc. from September 1985 until December 1993. Mr. Angel joined Merck in 1967, serving in various legal and management positions, including International Counsel and Vice President of Merck Sharp & Dohme-Europe. Prior to joining Merck, Mr. Angel was an attorney at Hughes Hubbard Blair & Reed, and received his LL.B. from Yale Law School in 1960.

     A. E. Cohen held several key managerial positions during his 34-year career with Merck & Co., Inc., including President of Merck Sharp
& Dohme International through 1988, and Senior Vice President of Merck
& Co., Inc. until his retirement in January 1992. Mr. Cohen is currently Chairman of the US holding company for Chugai Pharmaceutical Co. LTD. Mr. Cohen also serves as a Director of Akzo N.V., a
Netherlands conglomerate, Agouron Pharmaceuticals, Inc., a biotechnology company developing cancer therapy products, Teva Pharmaceutical Industries, Ltd., an international pharmaceutical company, Vasomedical, Inc., a biomedical research and development company, Neurobiological Technologies, Inc., an emerging pharmaceutical research and development company, and Vion Pharmaceuticals, Inc. He currently serves as a consultant to several companies.

      Rolf H. Henel has been a consultant to several major pharmaceutical companies as well as newer biotechnology companies since May 1993. Prior thereto, he served in a variety of management positions during his 12 years with Pfizer International and 15 years with Cyanamid International, culminating in the position of President of Cyanamid International's Lederle Division. He is a past chairman of the international section of the Pharmaceutical Manufacturers Association.

     Dr. Marvin E. Jaffe has been a consultant to the health care industry since April 1994. From August 1988 until March 1994 he was President of the RW Johnson Pharmaceutical Research Institute, where he was responsible for the global research and development activities of a group of Johnson & Johnson companies including Ortho and McNeil Pharmaceutical, Ortho Biotech and Cilag. Prior to joining Johnson & Johnson, Dr. Jaffe held senior positions in drug development at Merck &

Co., Inc. He also serves as a Director of Chiroscience, plc., a pharmaceutical company developing chemical isomers and Titan
Pharmaceuticals, Inc., a biopharmaceutical company focussing on neurological diseases and cancer.

     Richard R. Pivirotto has been President of Richard R. Pivirotto Company, Inc., a management consulting firm in Greenwich, Connecticut, since 1981. Prior thereto, Mr. Pivirotto had served as President and Chairman of Associated Dry Goods Corp., a chain of retail department stores, of which he also served as a Director until 1986. Mr. Pivirotto also serves as a member of the Board of Directors of General American Investors Company, Inc., the Gillette Company, The New York Life Insurance Company, and Westinghouse Electric Corp. Mr. Pivirotto serves as a Director of Greenwich Hospital Corp., a Trustee Emeritus of Princeton University, as well as a Trustee of General Theological Seminary. Mr. Pivirotto was a Trustee of The Center for Molecular Medicine and Immunology from September 1989 until October 1991.

     Warren W. Rosenthal has been a private investor since 1989. Mr. Rosenthal was Chairman of the Board of Directors of Jerrico, Inc., a food service company, for more than five years prior thereto. Mr. Rosenthal is a Director of Studio Plus, Inc., an extended-stay hotel company.

     Richard C. Williams has been President and Chief Executive
Officer of Conner-Thoele Limited, a financial and strategic advisory firm serving the health care and pharmaceutical industries, since March 1989, and also is Chairman of the Board of Medco Research, Inc., a company focused on developing products for diagnosis and treatment of
cardiovascular diseases.   He also serves on the Advisory Board of Amoco
Technology Center. In addition to other positions, Mr. Williams served as Chief Financial Officer of Erbamont, N.V. from November 1983 until February 1989, and prior thereto served in various financial positions with Field Enterprises, Abbott Laboratories and American Hospital Supply Corporation.

     The Board of Directors recommends that stockholders vote FOR the election of each of the nominees named herein.



Additional Information with respect
to the Board of Directors and its Committees

     During the fiscal year ended June 30, 1996, the Board of Directors met eleven times. There are six standing committees of the Board of Directors which are described below. During the fiscal year ended June 30, 1996, each Director attended at least 75% of the aggregate of (i) all Board meetings, and (ii) all Committee meetings of which he was a member.

     The Executive Committee has all the power and authority to act on behalf of the Board of Directors, to the extent permitted under Delaware law, in all matters not designated to other committees. During the fiscal year ended June 30, 1996, the Executive Committee did not meet. Principal functions of the other standing committees of the Board of Directors are summarized below:

     The Audit Committee reviews the audited financial statements of the Company, reviews with the Company's independent auditors the scope and results of the audit engagement and recommends to the Board of Directors the employment and termination of such auditors. During the fiscal year ended June 30, 1996, the Audit Committee held five meetings.


     The Compensation Committee administers and interprets the Company's 1983 and 1992 Stock Option Plans, approves options granted thereunder and reviews standards and policies for compensation and fringe benefit programs for the Company's employees (see "Executive Compensation and Certain Relationships"). During the fiscal year ended June 30, 1996, the Compensation Committee held seven meetings.

     The Finance Committee investigates new sources of capital and oversees decisions regarding investment of the Company's funds. During the fiscal year ended June 30, 1996, the Finance Committee held four meetings.

     The Research Review Committee reviews research initiatives of the Company and administers the Company's obligations under an agreement with CMMI concerning the allocation of research projects. During the fiscal year ended June 30, 1996, the Research Review Committee held two meetings.

     The Governance and Nominating Committee considers and recommends to the Board of Directors candidates for nomination to the Board of Directors. During the fiscal year ended June 30, 1996, the Governance and Nominating Committee held one meeting.

     The Company pays each of its non-employee Directors an annual fee of $5,000, plus a per diem allowance of $1,000 for attendance at meetings and committees thereof, and $500 per telephone conference. Directors are also reimbursed for their out-of-pocket expenses incurred in attending such meetings. In addition, in accordance with the terms of the 1992 Option Plan, each non-employee Director receives an annual option on the first business day in July to purchase 10,000 shares of the Common Stock at the then-prevailing market price (see "Proposal to Approve Amendments to the 1992 Stock Option Plan). Mr. Angel and Dr. Jaffe were also retained as consultants by the Company during fiscal 1996 and were paid quarterly fees of $1,250 plus a per-diem of $1,000. Mr. Angel and Dr. Jaffe were each paid a total of $2,500 for services rendered during fiscal 1996.

Compensation Committee Interlocks and Insider Participation

     During fiscal 1996, the Compensation Committee of the Board of Directors consisted of Messrs. Angel, Cohen, Rosenthal and Williams, each of whom is an outside director.

Section 16(a) Beneficial Ownership Reporting Compliance

     Based solely upon a review of Forms 3, 4 and 5 filed with the Securities and Exchange Commission and the Company under the Securities Exchange Act of 1934 (the "Exchange Act") and a review of written representations received by the Company, no person who at any time during fiscal 1996 was a Director, Executive Officer or beneficial owner of more than 10% of the outstanding shares of Common Stock failed to file, on a timely basis, reports required by Section 16(a) of the Exchange Act, except that (I) Dr. Carl Pinsky, an Executive Officer of the Company, inadvertently filed late a Form 4 for January 1996 reporting one transaction involving the disposition of Common Stock acquired upon the exercise of options, and inadvertently filed late a Form 4 for June 1996 reporting six transactions involving the disposition of Common Stock acquired upon the exercise of options, and
(ii) Amy Factor, a former Executive Officer of the Company, inadvertently filed late a Form 4 for January 1996 reporting two transactions involving the disposition of Common Stock acquired upon the exercise of options.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth, as of September 30, 1996, information regarding the beneficial ownership of Common Stock (i) by each Director (each of whom is a nominee for election at the Annual Meeting), (ii) by each Executive Officer listed in the Summary Compensation Table, (iii) by all Directors and current Executive Officers as a group (eleven persons), and (iv) by each person or group known by the Company to own beneficially in excess of five percent of the Common Stock:

                               Number of Shares      Percent of
     Name(1)                    of Common Stock        Class
____________________________   ________________      __________
David M. Goldenberg                2,657,904(2)       36.2%
Albert D. Angel                       15,000(3)         *
A. E. Cohen                           66,500(4)         *
Rolf H. Henel                          2,000            *
Marvin E. Jaffe                        7,700(5)         *
Richard R. Pivirotto                  75,000(3)         *
Warren W. Rosenthal                  288,020(6)         *
Richard C. Williams                   15,000(3)         *
Amy Factor                                 0(7)         -
Hans J. Hansen                        55,000(3)         *
Carl M. Pinsky                        24,250(3)         *
Deborah Goldenberg                 2,324,784(8)        6.7%
Eva Goldenberg                     2,324,784(8)        6.7%
All Directors and
Executive Officers as a group     13,206,374(9)       37.3%

________________________

(1) Unless otherwise noted, the stockholders identified in this table have sole voting and investment power. The address of each of the stockholders listed in the above table who own more than 5% of the Common Stock is c/o Immunomedics, Inc., 300 American Road, Morris Plains, New Jersey 07950. All information in the table is based upon reports filed by such persons with the Securities and Exchange Commission and the Company and upon questionnaires submitted by such persons to the Company in connection with the preparation of this Proxy Statement.

(2) Consists of 8,671,412 shares held by Dr. Goldenberg, 307,692 shares held by the David M. Goldenberg 1989 Trust Agreement, 200,000 shares held by Escalon Corp. ("Escalon"), a company wholly-owned by Dr. Goldenberg, Hildegard Goldenberg and certain family members, 3,428,800 shares as to which Dr. Goldenberg has the right to vote pursuant to a power of attorney granted to him by certain of his children, and 50,000 shares which may be acquired upon exercise of options which are presently exercisable or will become exercisable within 60 days of the date hereof (see "Executive Compensation and Certain Relationships").

(3) Represents shares which may be acquired upon the exercise of options which are presently exercisable or will become exercisable within 60 days of the date hereof (see "Executive Compensation and Certain Relationships").

(4) Includes 65,000 shares which may be acquired upon the exercise of options which are presently exercisable or will become exercisable within 60 days of the date hereof (see "Executive Compensation and Certain Relationships").

(5) Includes 7,500 shares which may be acquired upon the exercise of options which are presently exercisable or will become exercisable within 60 days of the date hereof (see "Executive Compensation and Certain Relationships").

(6) Includes 217,000 shares which may be acquired upon exercise of options which are presently exercisable or will become exercisable within 60 days of the date hereof (see "Executive Compensation and Certain Relationships").

(7)  Ms. Factor was Executive Vice President of the Company until
     August 31, 1996.

(8) Consists of 864,700 shares held directly by each of Deborah and Eva Goldenberg, 615,384 shares held by the David M. Goldenberg 1989 Trust Agreement and the Hildegard Goldenberg 1989 Trust Agreement, of which trusts Deborah Goldenberg and Eva Goldenberg are trustees, and 844,700 shares held by Deborah Goldenberg and Eva Goldenberg as trustees under trust for the benefit of Denis
     C. Goldenberg.   Deborah and Eva Goldenberg have each signed a
     power of attorney granting Dr. Goldenberg the right to vote the shares held by them in their individual capacity.

(9) Includes 523,750 shares which may be acquired upon the exercise of options which are presently exercisable or will become exercisable within 60 days of the date hereof. See note (2) to this table.

(*)  Less than 1%.

     The Company does not know of any arrangements, including a pledge by any person of securities of the Company, the operation of which at a subsequent date may result in a change in control of the Company.


 EXECUTIVE COMPENSATION AND CERTAIN RELATIONSHIPS

Compensation Committee Report

     The material in this report and in the performance graph is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in such filing.

Compensation Committee Responsibilities

     The Company's compensation program is administered by the Compensation Committee of the Board of Directors (the "Committee"), comprised of four non-employee Directors. All actions of the Committee are presented to the Board of Directors for ratification. The Committee reviews and determines the salaries for corporate officers and key employees and reviews and determines, by grade levels, employees who are eligible to participate in the Company's incentive compensation plans. The Committee also oversees management of the 1992 Option Plan, including the granting and certain terms of stock options, and all other compensation and benefit plans. The Committee oversees salary grade administration for the entire Company, which is used for establishing merit increases and starting salaries for new employees and is the basis for compensation reviews for all officers of the Company, including the Chief Executive Officer. When deemed appropriate, the Committee also consults with independent outside advisors for guidance on executive compensation issues.

Compensation Policies

     The primary objective of the Company's compensation program is to offer competitive compensation packages to attract, retain and motivate Company employees. To achieve this objective, industry and regional compensation surveys are used to help ensure that the Company's salary structure is competitive with other biopharmaceutical companies of comparable size and stage of development, both within and outside of the Company's geographical area. These surveys, in conjunction with the Company's overall financial condition, are also used in the process of determining annual merit increases for all employees.

     The Company's compensation program currently consists of an annual base salary, in certain select instances cash bonuses and, for employees at manager level and above, annual awards of stock options. Initially, when an executive is hired, a compensation package is developed based on the qualifications and experience the individual brings to the Company. In certain instances, the Company cannot match the cash compensation offered by large pharmaceutical companies and larger biopharmaceutical companies and, therefore, supplements salary with sizable grants of stock options. In addition, annual grants of stock options are awarded based on the individual's and the Company's performance. The Company believes that this granting of stock options provides an opportunity for financial rewards not offered, either generally or to the same extent, in larger, more mature companies. However, these options will only be of real value if the Company is successful in achieving its business objectives, thereby increasing stockholder value. Consequently, the employee's financial rewards are closely aligned with the Company's performance and the value created for stockholders.

     Each year the employee receives an appraisal assessing the extent to which pre-established individual goals have been achieved and the extent to which the individual contributed to the overall success of the Company. This appraisal process is reviewed in light of the Company's success in achieving its overall business objectives. The employee's annual merit adjustment and stock option award are derived from this appraisal process.

Chief Executive Officer's Compensation

     The compensation of the Company's Chief Executive Officer, David
M. Goldenberg, is administered pursuant to a five-year employment contract, which was negotiated at arms-length and entered into between Dr. Goldenberg and the Company on November 1, 1993 (see "Amended and Restated Employment Agreement with Dr. Goldenberg"). Pursuant to the employment contract, Dr. Goldenberg is to receive an annual base salary of not less than $220,000 and may receive annual grants of stock options and/or a cash bonus, if the performance of his duties are to the Board's satisfaction.

     Dr. Goldenberg's performance was reviewed by the Compensation Committee at its August 1996 meeting. The growth over the past year of the Company's operations, under Dr. Goldenberg's leadership, was reviewed with specific reference to the extent to which he contributed to the overall success of the Company's achievements of its objectives. Specific consideration was given to the progress made in research and development programs, clinical and regulatory activities, adherence to budget, and third-party business development opportunities. In addition, Dr. Goldenberg's total compensation was reviewed based on the experience he brings to the Company and the salaries paid to Chief Executive Officers of other biopharmaceutical companies of similar size and stage of development. As a result of this review, and in light of the Company's financial condition, Dr. Goldenberg was granted an increase in annual salary to $250,000. Previously, on May 7, 1996, Dr. Goldenberg had been granted an option to purchase an additional 100,000 shares of Common Stock pursuant to the terms of the 1992 Option Plan.

                                   Compensation Committee,


                                   WARREN W. ROSENTHAL
                                   A. E. COHEN
                                   ALBERT D.  ANGEL
                                   RICHARD C. WILLIAMS

Compensation of Executive Officers

     The following table sets forth information regarding compensation for services rendered, in all capacities, awarded or paid to or earned by the Chief Executive Officer and each of the other Executive Officers of the Company who received compensation from the Company aggregating at least $100,000 during the year ended June 30, 1996 (collectively, the "Named Executive Officers").

                      Summary Compensation Table
                                                                             Long-Term
                                                                            Compensation
                                                                            ____________
                                       Annual Compensation
                             _____________________________________________     Shares
                                                           Other Annual      Underlying     All Other
Name and Principal Position  Year  Salary($)<F1> Bonus($)  Compensation($)   Options(#)   Compensation($)
___________________________  ____  ____________  ________  _______________  ____________  _______________
David M. Goldenberg          1996     221,875         -       105,400<F2>    200,000<F3>     179,000<F4>
 Chairman of the Board       1995     221,875         -       100,000<F2>    100,000          93,000<F4>
 Chief Executive Officer     1994     222,340         -       104,950<F2>          -         220,000<F4>

Amy Factor                   1996     201,875         -             -        120,000<F5>           -
 Executive Vice President    1995     187,075         -             -        185,000<F5>           -
                             1994     186,632         -             -         40,000<F5>           -

Carl M. Pinsky               1996     187,413         -             -         30,000               -
 Vice President,             1995     187,413         -             -        175,000<F6>           -
 Medical Affairs             1994     184,151         -             -         35,000<F6>           -

Hans J. Hansen               1996     159,851         -             -         55,000<F7>           -
 Vice President,             1995     155,134         -             -        165,000<F7>           -
 Research and Development    1994     148,838         -             -         35,000<F7>           -


<F1> Includes contributions by the Company to its 401(k) Retirement
     Plan on behalf of the named individuals.

<F2> Includes (i) $100,000 paid pursuant to an employment agreement and (ii) an automobile allowance of $5,400 in fiscal 1996 and $4,950 in fiscal 1994 (see "Agreements with Executive Officers").

<F3> Includes options to purchase 100,000 shares of Common Stock granted in fiscal 1996 with respect to fiscal 1997.

<F4> Includes (i) premiums paid on whole life insurance policies maintained for the benefit of the Goldenberg Family Trust in fiscal 1996, 1995, and 1994 of $154,000, $68,000, and $195,000,
     respectively, and (ii) premiums of $25,000 paid each year for life insurance policies maintained for the sole benefit of Dr. Goldenberg (see "Agreements with Executive Officers").

<F5> Includes (i) options to purchase 20,000 shares of Common Stock granted in fiscal 1996 with respect to fiscal 1997 and (ii) options to purchase 165,000 shares of Common Stock granted in fiscal 1995 upon termination of an equal number of previously granted options (including those granted in fiscal 1994).

<F6> Includes options to purchase 150,000 shares of Common Stock granted in fiscal 1995 upon termination of an equal number of previously granted options (including those granted in fiscal
     1994).

<F7> Includes (i) options to purchase 15,000 shares of Common Stock granted in fiscal 1996 with respect to fiscal 1997 and (ii) options to purchase 150,000 shares of Common Stock granted in fiscal 1995 upon termination of an equal number of previously granted options (including those granted in fiscal 1994).


Stock Option Plan

     All employees of the Company, members of the Company's Board of Directors, members of the Company's Scientific Advisory Board, if any, and consultants to the Company are eligible to participate in the 1992 Option Plan. The 1992 Option Plan is intended to provide incentive to continue employment and dedication of such persons by enabling them to acquire a proprietary interest in the Company, and by offering comparable incentives to enable the Company to better attract, compete for and retain highly qualified employees and advisors. The 1992 Option Plan is administered by the Compensation Committee of the Board of Directors (the "Committee"), currently comprised of four non-employee Directors of the Company. The 1992 Option Plan authorizes the issuance, within ten years from the date of its adoption, of options covering up to 3,000,000 shares of Common Stock, subject to adjustment in certain circumstances. See "Proposal to Approve Amendments to the 1992 Stock Option Plan."

     The following table sets forth certain information as to options granted pursuant to the 1992 Option Plan to each of the Named Executive Officers of the Company and certain other persons or groups of persons during the fiscal year ended June 30, 1996. All of such options are Non-Qualified Stock Options to purchase shares of Common Stock and vest over a four-year period at the rate of 25% per year.

          Option Grants During Fiscal 1996
                                      Individual Grants
                     _________________________________________________
                                   Percent of                                   Potential
                                     Total                                  Realizable Value at
                      Number of     Options                               Assumed Annual Rates of
                       Shares      Granted to                            Stock Price Appreciation
                     Underlying    Employees     Exercise                  for Option Term <F1>
                       Options        in           Price    Expiration  _________________________
Name                 Granted (#)   Fiscal Year   ($/share)     Date        5%($)         10%($)
___________________  ____________  ____________  _________  __________  ___________  _____________
David M. Goldenberg   100,000         12%          $7.25       5/7/06    $ 455,949    $ 1,155,463
                      100,000         12            3.62      7/31/05      227,660        576,935

Amy Factor<F2>         20,000          2            7.25       5/7/06       91,190        231,093
                      100,000         12            3.62      7/31/05      227,660        576,935

Carl M. Pinsky         30,000          4            7.25       5/7/06      136,785        346,639

Hans J. Hansen         15,000          2            7.25       5/7/06       68,392        173,319
                       40,000          5            3.62      7/31/05       91,064        230,774


<F1) Amounts represent hypothetical gains that could be achieved from the exercise of the respective options and the subsequent sale of the Common Stock underlying such options if the options were exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10%, compounded annually from the date the respective options were granted. These rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price. The exercise price of these options was equal to the closing price of the Common Stock on the date of grant.

<F2) All unexercised options (whether or not exercisable) terminated on August 31, 1996.


     The following table sets forth information for each of the named Executive Officers with respect to the value of options exercised during the fiscal year ended June 30, 1996, and the value of outstanding and unexercised options held as of June 30, 1996, based upon the market value of the Common Stock of $9.25 per share on that date.

 Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

                                                            Shares Underlying          Value of Unexercised
                                                           Unexercised Options         In-the-Money Options
                                                          at Fiscal Year End (#)     at Fiscal Year End($)<F2>
                      Shares Acquired      Value        __________________________  __________________________
Name                  on Exercise (#)  Realized($)<F1>  Exercisable  Unexercisable  Exercisable  Unexercisable
____________________  _______________  _______________  ___________  _____________  ___________  _____________
David M. Goldenberg          25,000         $112,188            -        275,000     $       -    $ 1,213,000

Amy Factor                  101,250          511,734            -        258,750             -      1,450,350

Carl M. Pinsky               77,500          421,063       30,000        161,250       203,750        861,000

Hans J. Hansen               79,750          388,151       41,250        178,750       252,000      1,011,200


<F1> Represents the difference between the closing market price of the
     Common Stock on the date of exercise and the exercise price per share of in-the-money options, multiplied by the number of shares acquired upon exercise. The calculation does not reflect the effect of any income taxes which may be due on the value realized.

<F2> Represents the difference between the closing market price of the
     Common Stock at June 30, 1996 of $9.25 per share and the exercise price per share of in-the-money options, multiplied by the number of shares which could be acquired at June 30, 1996.

Performance Graph

     The following graph illustrates a comparison of the cumulative stockholder return (change in stock price plus reinvested dividends) of the Common Stock with the Nasdaq Pharmaceutical Stock Index (the "Nasdaq Pharmaceutical Index") and the Nasdaq Stock Market Index (U.S.) (the "Nasdaq Composite Index"). The comparisons in the graph are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible performance of the Common Stock.


                        6/30/91  6/30/92  6/30/93  6/30/94  6/30/95  6/30/96
                        _______  _______  _______  _______  _______  _______
Immunomedics              100      111      106       53       36      140
NASDAQ Composite          100      120      151      153      204      261
NASDAQ Pharmaceutical     100      125      108       91      120      177


     The chart above assumes $100 was invested on June 30, 1991 in the Common Stock, the securities comprising the Nasdaq Pharmaceutical Index and the securities comprising the Nasdaq Composite Index, with reinvestment of any dividends.


Retirement Plan

     The Company maintains a retirement plan established in conformity with Section 401(k) of the Internal Revenue Code. All employees of the Company are eligible to participate in the retirement plan and may (but are not obligated to) contribute a percentage of their salary to the retirement plan, subject to certain limitations. Each year, the Company may contribute to the retirement plan a percentage of each employee's contribution to the retirement plan, which does not exceed 5% of the employee's salary. The Company may also make an additional contribution to the retirement plan. Employee contributions vest immediately.

Company contributions vest 20% after two years from the date of participation and, thereafter, at the rate of 20% per year for the following four years. A participant also becomes fully (100%) vested upon death, upon retirement at age 65, or if becoming disabled while an employee. Benefits are paid following termination of employment or upon showing of financial hardship. It is not possible to estimate the benefits that any participant may be entitled to under the retirement plan since the amount of such benefits will be dependent upon, among other things, future contributions by the Company, future net income earned by the contributions and forfeitures on future terminations of employment. In each of the last three fiscal years, the Company has not contributed to the retirement plan in excess of $2,200 for any officer of the Company.

Agreements with Executive Officers

     The Company has not entered into any compensatory arrangement pursuant to which any Executive Officer of the Company will receive payments from the Company as a result of the Executive Officer's resignation, retirement or termination of employment or as a result of a change in control of the Company, except as set forth below.

Amended and Restated Employment Agreement with Dr. Goldenberg

     On November 1, 1993, the Company and Dr. Goldenberg entered into a five-year employment agreement (the "Agreement"), with an additional one-year assured renewal and thereafter automatically renewable for additional one-year periods unless terminated by either party as provided in the Agreement. Dr. Goldenberg will continue to serve as the Company's Chairman and will receive an annual base salary of not less than $220,000, subject to increases as determined by the Board of Directors. Effective July 1, 1996, the Board of Directors increased Dr. Goldenberg's annual base salary to $250,000.

     Pursuant to the Agreement, Dr. Goldenberg is required to devote as much time as is reasonably necessary to fulfill the duties contemplated by that Agreement. Additionally, the Agreement provides that Dr. Goldenberg may engage in other business, general investment and scientific activities provided such activities do not materially interfere with the performance of any of his obligations under the Agreement, allowing for those he presently performs for CMMI, as further discussed below. The Agreement extends the ownership rights of the Company to, with an obligation to diligently pursue, all ideas, discoveries, developments and products in the entire medical field, which, at any time during his past or continuing employment by the Company (but not when performing services for CMMI), Dr. Goldenberg has made or conceived or hereafter makes or conceives, or the making or conception of which he has materially contributed to or hereafter contributes to, all as defined in the Agreement (collectively "Goldenberg Discoveries").

     Further, pursuant to the Agreement, Dr. Goldenberg will receive incentive compensation of 0.5% on the first $75,000,000 of all defined Annual Net Revenue of the Company and 0.25% on all such Annual Net Revenue in excess thereof (collectively "Revenue Incentive Compensation"). Annual Net Revenue includes the proceeds of certain dispositions of assets or interests therein (other than defined Undeveloped Assets), including defined Royalties, certain equivalents thereof and, to the extent approved by the Board, non-royalty license fees. Revenue Incentive Compensation will be paid with respect to the period of Dr. Goldenberg's employment, and two years thereafter, unless he unilaterally terminates his employment without cause or he is terminated by the Company for cause. With respect to the period that Dr. Goldenberg is entitled to receive Revenue Incentive Compensation on any given products, it will be in lieu of any other percentage compensation based on sales or revenue due him with respect to such products under this Agreement or the existing License Agreement between the Company and Dr. Goldenberg (described below). With respect to any periods that Dr. Goldenberg is not receiving such Revenue Incentive Compensation for any products covered by patented Goldenberg Discoveries or by certain defined Prior Inventions of Dr. Goldenberg, he will receive 0.5% on cumulative annual net sales of, and royalties, certain equivalents thereof, and, to the extent approved by the Board, other consideration received by, the Company for such products (collectively, "Annual Net Revenues") up to a cumulative annual aggregate of

$75,000,000 and 0.25% on any cumulative Annual Net Revenue in excess of $75,000,000 (collectively "Incentive Payments"). A $100,000 annual minimum payment will be paid in the aggregate against all Revenue
Incentive Compensation and Incentive Payments.

     Dr. Goldenberg will also receive a percent, not less than 20%, to be determined by the Board, of net consideration (including license fees) which the Company receives for any disposition, by sale, license or otherwise (discussions directed to which commence during the term of his employment plus two years) of any defined Undeveloped Assets of the Company which are not budgeted as part of the Company's strategic plan.

     Under the Agreement, Dr. Goldenberg is not entitled to any incentive compensation with respect to any products, technologies or businesses acquired from third parties for a total consideration in excess of $5,000,000, unless the Company had made a material contribution to the invention or development of such products, technologies or businesses prior to the time of acquisition. Except as affected by a defined Change in Control or otherwise approved by the Board of Directors, Dr. Goldenberg would also not be entitled to any incentive compensation based on defined Annual Net Revenue of the Company or any Incentive Payments with respect to any time during his term of employment (plus two years, unless employment is terminated by mutual agreement or by Dr. Goldenberg's death or permanent disability) that he is not the direct or beneficial owner of shares of the Company's voting stock with an aggregate market value of at least twenty times his defined annual cash compensation.

License Agreement with Dr. Goldenberg

     Pursuant to a License Agreement between the Company and Dr. Goldenberg, Dr. Goldenberg licensed to the Company certain patent applications owned by him at the time of the Company's formation in exchange for a royalty in the amount of 0.5% of the first $20,000,000 of annual net sales of all products covered by any of such patents and 0.25% of annual net sales of such products in excess of $20,000,000. As discussed above, the Agreement with Dr. Goldenberg extends the ownership rights of the Company to the Goldenberg Discoveries.

Life Insurance for Dr. Goldenberg

     The Company has also agreed with Dr. Goldenberg to maintain in effect for his benefit a $2,000,000 whole life insurance policy. If Dr. Goldenberg retires from the Company on or after his agreed retirement (age 62), or if his employment ends because of permanent disability, the Company must pay all then outstanding loans, if any, made under such policy, and assign such policy to Dr. Goldenberg in consideration of the services previously rendered by Dr. Goldenberg to the Company. If the employment of Dr. Goldenberg ends for any other reason, except for cause, Dr. Goldenberg has the option to purchase such policy for a price mutually agreed upon by him and the Board of Directors, but not to exceed the cash value thereof less any outstanding policy loans, or he may purchase such policy at its full cash value, less any outstanding loans, with the purchase price to the paid out of the proceeds of the policy or any earlier payment or withdrawal of all or any portion of its net cash value. The Company also currently maintains $4,000,000 of key man life insurance on Dr. Goldenberg for the benefit of the Company.

     A trust created by Dr. Goldenberg has purchased a $10,000,000 whole life policy on his life. The policy provides funds which may be used to assist Dr. Goldenberg's estate in settling estate tax obligations and thus potentially reducing the number of shares of the Common Stock the estate may be required to sell over a short period of time to raise funds to satisfy such tax obligations. This policy was purchased in September 1994 to replace three policies aggregating $20,000,000 which had been in effect since November 1991 covering the second-to-die of Dr. Goldenberg and his wife. Upon cancellation of these three policies, the cash surrender value of the policies was reinvested into the new policy. During what is estimated to be a 15-year period, the Company is obligated to pay $143,000 per year towards premiums, compared to an equivalent $250,000 commitment under the previous policies, in addition to amounts required to be paid by Dr. Goldenberg. The Company has an interest in this new policy up to the cumulative amount of premium payments made by it under the old and new policies, which, through September 30, 1996, amounted to $981,000. If Dr. Goldenberg's employment terminates, and the policy is not maintained, the Company would receive payment of only its invested cumulative premiums, up to the amount of cash surrender value in the policy.

The Center for Molecular Medicine and Immunology

     The Center for Molecular Medicine and Immunology ("CMMI") is a not-for-profit corporation, currently located adjacent to the Company's Newark facility. CMMI was established in 1983 by Dr. Goldenberg and is devoted primarily to cancer research. Dr. Goldenberg was the original founder of, and currently serves as President and a member of the Board of Trustees of CMMI. Dr. Goldenberg spends substantially more of his
working time for CMMI than for the Company.   Certain consultants to the
Company have employment relationships with CMMI and Drs. Carl Pinsky and Hans Hansen, officers of the Company, are Adjunct Members at CMMI. Despite these relationships, CMMI is independent of the Company and its management and fiscal operations are the responsibility of its Board of Trustees.

     The Company's product development has involved, to varying degrees, CMMI for the performance of certain basic research and patient evaluations. CMMI performs pilot and pre-clinical trials in product areas of importance to the Company. In addition, CMMI conducts basic research and patient evaluations in a number of areas of potential interest to the Company, the results of which are made available to the Company pursuant to a collaborative research and license agreement. If such research results in the development of a potential product, the Company has a right of first negotiation to obtain a worldwide exclusive license to produce and market the product (including the right to grant sublicenses), unless developed by CMMI under a research and development contract with a third party. If the Company exercises this right with respect to a product, it must pay to CMMI a royalty, to be negotiated in good faith at the time the license is obtained. To date, no products have been licensed from CMMI.

     The potential for conflict of interest exists in connection with the relationship between the Company and CMMI, and the provisions of the agreement between the Company and CMMI have been designed to prevent such conflicts of interest. The Company and CMMI have agreed that neither will have any right, title or interest in or to the research grants, contracts or other agreements obtained by the other party. The decision as to whether a potential product has reached the stage of development such that it must be offered by CMMI to the Company is made by the executive committee of the Board of Trustees of CMMI, and Dr. Goldenberg has agreed not to participate in the determination of any such issue. In addition, the decision by the Company as to whether or not to exercise its right of first negotiation or release any potential product offered by CMMI is determined by the majority vote of the Board of Directors (or a subcommittee thereof), and, again, Dr. Goldenberg has also agreed not to participate in the determination of any such issue.

     In July 1995 and September 1996, the Board of Directors of the Company authorized grants of $200,000 each to CMMI in support of the research and clinical work being performed at CMMI, such grants to be expended in a manner deemed appropriate by the Board of Trustees of CMMI. The Company also supplies CMMI with laboratory materials and supplies at cost or, if provided in connection with collaborative research efforts, at no charge to CMMI.



PROPOSAL TO APPROVE AMENDMENTS TO THE 1992 STOCK OPTION PLAN

     The 1992 Option Plan was originally adopted by the Company's
Board of Directors in September 1992 and approved by stockholders in November 1992. On September 4, 1996, the Board of Directors of the Company amended and restated the Immunomedics, Inc. 1992 Stock Option Plan (as amended and restated, the "Amended Option Plan"), subject to approval by the Company's stockholders. In addition to technical, non-substantive amendments to the 1992 Stock Option Plan, the amendments adopted by the Board of Directors addressed certain items which, apart from clause (i) below, generally were not permissible prior to the Securities and Exchange Commission's recently adopted amendments to the rules promulgated under Section 16(b) of the Exchange Act. The Board of Directors believes that the amendments to the 1992 Option Plan will enhance the Company's ability to attract and retain qualified personnel as well as providing the Company with increased flexibility in structuring compensation. The material amendments adopted by the Board of Directors are as follows: (i) permit options to be granted to employees of any present or future subsidiary or parent corporation of the Company, (ii) permit options to be granted to non-employee directors of the Company who also serve as consultants, (iii) allow options granted under the Amended Option Plan to be transferable by an optionee to immediate family members, if permitted by the Company's Compensation Committee, and (iv) allow the Board of Directors to amend the Amended Option Plan without stockholder approval unless otherwise required by applicable law.

General

     All key employees of the Company and any present or future parent or subsidiary, members of the Company's Board of Directors, members of the Company's Scientific Advisory Board, if any, and consultants to the Company are eligible to participate in the Amended Option Plan. The 1992 Option Plan is intended to provide incentive to continued employment and dedication of such persons by enabling them to acquire a proprietary interest in the Company, and by offering comparable incentives to enable the Company to better attract, compete for and retain highly qualified employees and advisors.

     As of September 30, 1996, there were approximately 39 persons eligible to participate in the 1992 Option Plan. The Amended Option Plan authorizes the issuance, within ten years from the date of its adoption, of options covering up to 3,000,000 shares of Common Stock, subject to adjustment in certain circumstances. As of September 30, 1996, options for an aggregate of 1,724,800 shares of Comon Stock, at exercise prices ranging from $2.31 to $12.88, were outstanding under the Amended Option Plan and 1,107,000 shares of Common Stock were available for the grant of future options under the Amended Option Plan. See "Executive Compensation and Certain Relationships - Stock Option Plan."

     Options may be either "Incentive Stock Options" as that term is defined in Section 422 of the Code, or options which do not qualify as Incentive Stock Options ("Non-Qualified Stock Options"). Incentive Stock Options may be granted only to employees of the Company. An Incentive Stock Option must expire within ten years from the date it is granted (five years in the case of options granted to holders of more than 10% of the Common Stock). Incentive Stock Options are not exercisable until one year after the date of grant. The exercise price of an Incentive Stock Option must be at least equal to the fair market value of the Common Stock on the date that such incentive Stock Option is granted (110% of fair market value in the case of options granted to holders of more than 10% of the Common Stock) and must be paid for in cash or in capital stock of the Company valued at its then fair market value. In addition, the Company may grant Non-Qualified Stock Options, the exercise price of which must be at least equal to the fair market value of the Comon Stock on the date of grant. Common Stock acquired upon the exercise of Non-Qualified Stock Options and Incentive Stock Options is referred to herein as option stock and incentive option stock, respectively.

     The Amended Option Plan is administered by the Compensation Committee of the Board of Directors (the "Committee"), consisting of at least two non-employee directors of the Company. The Committee determines, consistent with the terms of the Amended Option Plan, the persons to whom options may be granted, the number of shares subject to options and certain other terms and conditions of options. In addition to being entitled to receive discretionary grants of options under the Amended Option Plan, the non-employee directors of the Company receive, on the date they join the Board, a Non-Qualified Stock Option to purchase 10,000 shares of Common Stock, and receive on the first business day in July of each year that they remain a Director, a Non-Qualified Stock Option to purchase 10,000 shares of Common Stock (subject to proration for those directors serving less than a year prior to such grant). The exercise price of such options is the fair market value of the Common Stock on the date of grant.

     Options shall not be transferable by an optionee otherwise than by will or the laws of descent and distribution, and shall be exercisable during his lifetime only by him; except than the Committee, either at or after the grant of an Option, may permit a Non-Qualified Stock Option to be transferable to any and all of an optionee's spouse, child or grandchild or to a trustee of a trust for the sole benefit of any or all of them. Options terminate upon the termination of the optionee's relationship with the Company (or one year thereafter if such termination is by reason of death); provided that the Committee may, in its sole discretion, extend the termination date of such options to a date not later than three months after the date of termination of relationship with the Company (or to a date not later than one year after such termination, if such termination is a result of disability). The Amended Option Plan provides that the exercise of options within the period commencing 180 days prior to, and ending 90 days after, the date of termination of the optionee's relationship with the Company may be denied or rescinded by the Company and that any profits realized by the optionee therefrom will be subject to recovery by the Company, in each case if the Board of Directors determines, prior to 90 days after such termination, that the optionee has breached a material duty or obligation to the Company. (The foregoing rights of the Company are referred to below as the "Rescission Rights".)

     All options granted under the Amended Option Plan will vest over a four-year period at a rate of 25% per year, except those granted to consultants, which will vest as determined by the Committee. Each option granted under the Amended Option Plan is evidenced by an agreement between the Company and the optionee containing the terms and conditions of the option granted. At the discretion of the Committee, options may have tandem stock appreciation rights pursuant to which an optionee may elect, with the consent of the Committee, to surrender any or all of the optionee's options in exchange for a payment in cash or shares of Common Stock equal to the difference between the fair market value of the shares covered by the surrendered options and the exercise price thereof, provided that such payment may not exceed twice the amount of the exercise price.

     The Board of Directors, with respect to shares of Common Stock not then subject to options, may suspend or discontinue the Amended Option Plan or revise it or amend it in any respect, without the approval of the stockholders, except as otherwise required by (i) the Code, (ii) the laws of the State of Delaware (the Company's jurisdiction of incorporation), and (iii) the Exchange Act or the rules promulgated thereunder.

     The following table sets forth summary information regarding the grant of options during fiscal 1996 to (i) each nominee for election as a Director, (ii) all current Executive Officers, as a group (four persons), (iii) all current Directors who are not Executive Officers, as a group (seven persons), and (iv) all employees (other than Executive Officers) as a group (28 persons). For information with respect to the grant of options in fiscal 1996 to the Named Executive Officers, see "Executive Compensation and Certain Transactions - Stock Option Plan."


                                                     Number of
Name                                                  Options
_________________________________________________   ___________
Albert D. Angel, Director   . . . . . . . . . . .      10,000
A.E. Cohen, Director  . . . . . . . . . . . . . .      10,000
David M. Goldenberg,
Chairman, Chief Executive Officer, Director . . .     200,000
Rolf H. Henel, Director . . . . . . . . . . . . .      10,000
Marvin E. Jaffe, Director . . . . . . . . . . . .      10,000
Richard R. Pivirotto, Director. . . . . . . . . .      10,000
Warren W. Rosenthal, Director . . . . . . . . . .      10,000
Richard C. Williams, Director . . . . . . . . . .      10,000
All current Executive Officers, as a group  . . .     285,000
All current Directors who are
not Executive Officers, as a group. . . . . . . .      70,000
All employees (other than
Executive Officers) as a group. . . . . . . . . .     388,500




Federal Income Tax Consequences

     The grant of an option under the Amended Option Plan does not result in any tax consequences to the Company or the optionee. The tax consequences of exercising an option or disposing of the Common Stock purchased by an optionee upon exercise of an option ("option stock") depend on whether the option is an Incentive Stock Option or a Non-Qualified Stock Option.

     If an optionee exercises a Non-Qualified Stock Option, the optionee generally must include in gross income, as compensation for the taxable year in which the option stock becomes substantially vested, an amount equal to the excess of the fair market value at the time it becomes substantially vested over the exercise price for the option stock, and the Company will be entitled to a tax deduction in the same amount. At disposition, appreciation (or depreciation) of the option stock, after the date of exercise, generally is treated as capital gain (or loss), long-term or short-term, depending upon the length of time elapsed between the time when the option stock became substantially vested and the time of disposition.

     If an optionee exercises an Incentive Stock Option, the optionee does not recognize income upon exercise, provided that the optionee was an employee of the Company at all times from the date when the option was granted until not less than three months before exercise (or one year if the optionee's employment terminates as a result a permanent and total disability or death). However, the excess of the fair market value at the time of exercise of the option stock over the exercise price generally constitutes an item of tax preference and, thus, must be added to the optionee's taxable income for purposes of determining the optionee's alternative minimum tax liability for the taxable year of the exercise. If an optionee exercises an Incentive Stock Option and fails to satisfy the three-month (or one-year) employment period requirement, the option is generally treated as a Non-Qualified Stock Option.

     If (i) an optionee disposes of option stock acquired pursuant to an Incentive Stock Option less than one year prior to such date, and
(ii) the amount realized in the disposition exceeds (or is less than) the exercise price, then the optionee must include in gross income, as capital gain (or loss) for the taxable year of the disposition, an amount equal to the difference between the amount realized in the disposition over the exercise price, and the Company is not entitled to any deduction with respect thereto.

     If (i) an optionee disposes of option stock acquired pursuant to an Incentive Stock Option more than one year after the date the option stock was acquired, and (ii) the amount realized in the disposition exceeds both the exercise price and the fair market value of the option stock on the date of exercise, then the optionee must include in gross income, as compensation for the taxable year of the disposition, an amount equal to the excess of such fair market value over the exercise price, and must include in gross income as gain an amount equal to the excess of the amount realized in the disposition over such fair market value, and the Company is entitled to a deduction of such amounts. Such gain is generally treated as capital gain, long-term or short-term, depending upon the length of time elapsed between the time when the option stock was acquired and the time of disposition. If, instead, the amount realized in the disposition exceeds the exercise price, but is less than the fair market value of the option stock on the date of exercise, the optionee must include in gross income, as compensation for the taxable year of the disposition, an amount equal to the excess of the amount realized over the exercise price, and the Company is entitled to a deduction of such amounts. If the exercise price exceeds the amount realized in the disposition, the optionee is allowed to deduct an amount equal to such excess as a capital loss for the taxable year of the disposition. Such loss is generally treated as capital loss, long-term or short-term, depending upon the length of time elapsed between the time when the option stock was acquired and the time of disposition.

     The affirmative vote of the holders of at least a majority of the shares of Common Stock present and entitled to vote at the Annual
Meeting is required to approve the amendments to the 1992 Option Plan.

     The Board of Directors recommends that the stockholders vote FOR the approval of the amendments to the 1992 Option Plan.


PROPOSAL TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION

     The Company's Certificate of Incorporation currently authorizes the issuance of up to 10,000,000 shares of preferred stock (155,330 shares of which are issued and outstanding as of September 30, 1996) and 50,000,000 shares of Common Stock. The Board of Directors of the Company is proposing to amend the Certificate of Incorporation of the Company to increase the number of authorized shares of Common Stock from

50,000,000 to 70,000.000 and has adopted and recommends that the stockholders approve the amendment to Paragraph (a) of ARTICLE IV of the Certificate of Incorporation of the Company, which, as amended, shall read in its entirety as follows:

          "ARTICLE IV: (a) The Corporation shall be authorized to issue eighty million (80,000,000) shares, consisting of seventy million (70,000,000) shares of Common Stock, $.01 par value per share ("Common Stock"), and ten million (10,000,000) shares of Preferred Stock, $.01 par value per share ("Preferred Stock")."

     As of September 30, 1996, there were 34,880,365 shares of Common Stock outstanding and an additional 7,827,991 shares were reserved for issuance upon conversion of the Company's Series D Preferred Stock and in connection with stock options granted or available for grant under the 1992 and 1983 Stock Option Plans. The additional authorized shares that would be available for issuance, if the proposed amendment is approved, may be issued for any proper corporate purpose by the Board of Directors at any time without further stockholder approval (subject, however, to applicable statutes or the rules of the Nasdaq Stock Market which require stockholder approval for the issuance of shares in certain circumstances). The Board of Directors believes it is desirable to give the Company this flexibility in considering such matters as stock dividends, raising additional capital, acquisitions or other corporate purposes. The authorization of such shares will enable the Company to act promptly and without additional expense if appropriate circumstances arise which require the issuance of such shares. The Company has no present agreements, commitments, plans or intentions to issue any additional shares, other than in connection with existing stock options or the conversion of the outstanding Series D Preferred Stock. Holders of Common Stock are not entitled to preemptive rights, and to the extent that any additional shares of Common Stock or securities convertible into Common Stock may be issued on other than a pro rata basis to current stockholders, the present ownership portion of current stockholders may be diluted. Depending upon the circumstances in which additional shares of Common Stock are issued, the overall effects of such issuance may be to render more difficult or to discourage a merger, tender offer, proxy contest or the assumption of control by a holder of a large block of Common Stock and the removal of incumbent management. Management of the Company is not aware of any possible takeover attempts at this time.

     The affirmative vote of the holders of at least a majority of the shares of Common Stock entitled to vote at the Annual Meeting is required to approve the amendment to the Certificate of Incorporation.

     The Board of Directors recommends that the stockholders vote FOR the approval of the amendment to the Certificate of Incorporation.


        SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has selected KPMG Peat Marwick LLP as the independent auditors to audit the books and accounts of the Company for the current fiscal year. KPMG Peat Marwick LLP has served as such
independent auditors since fiscal year 1992.   One or more
representatives of KPMG Peat Marwick LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will respond to appropriate questions.

     The Board of Directors recommends that the stockholders vote FOR approval of the selection of KPMG Peat Marwick LLP as the Company's independent auditors.

  STOCKHOLDERS PROPOSALS FOR NEXT ANNUAL MEETING

     Stockholders of the Company wishing to include proposals in the proxy material relating to the 1997 Annual Meeting of Stockholders of the Company must submit the same in writing so as to be received at the principal executive office of the Company (to the attention of the Secretary) on or before June 12, 1997 for such proposal to be considered for inclusion in the proxy statement for such meeting. Such proposals must also meet the other requirements of the rules of the Securities and Exchange Commission relating to stockholder proposals.

     The Governance and Nominating Committee will consider nominees recommended by stockholders of the Company for election as a Director at the 1996 Annual Meeting of Stockholders of the Company, provided that any such recommendation is submitted in writing, not less than 60 nor more than 120 days before the anniversary date of the 1996 Annual Meeting of Stockholders, to the Committee, c/o the Secretary of the Company, at the Company's principal executive offices, accompanied by a description of the proposed nominee's qualifications and other relevant biographical information and an indication of the consent of the proposed nominee to serve. In recommending candidates, the Governance and Nominating Committee seeks individuals who possess broad training and experience in business, finance, law, government, medicine, immunology, molecular biology, management or administration and considers factors such as personal attributes, geographic location and special expertise complementary to the background and experience of the Board as a whole.


                  OTHER MATTERS

     The Board of Directors does not know of any other business to be presented for consideration at the Annual Meeting. If other matters properly come before the Annual Meeting, the persons named in the accompanying proxy intend to vote thereon in accordance with their best judgment.

     The Company will furnish, without charge, to each person whose proxy is being solicited, upon written request, a copy of its Annual Report on Form 10-K for the fiscal year ended June 30, 1996, as filed with the Securities and Exchange Commission, including the financial statements, notes to the financial statements and the financial schedules contained therein. Copies of any exhibits thereto also will be furnished upon the payment of a reasonable duplicating charge. Written requests for copies of any such materials should be directed to Immunomedics, Inc., 300 American Road, Morris Plains, New Jersey 07950; Attention - Investor Relations.


            SOLICITATION AND EXPENSES

     The Company will bear the cost of the Annual Meeting and the cost of soliciting proxies, including the cost of mailing the proxy materials. In addition to solicitation by mail, Directors, officers and regular employees of the Company (who will not be specifically compensated for such services) may solicit proxies by telephone or otherwise. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward proxies and proxy material to their principals and the Company will reimburse them for their expenses.

                         By Order of the Board of Directors,



                         DAVID M. GOLDENBERG,
                         Chairman of the Board

October 7, 1996

                  IMMUNOMEDICS, INC.
Proxy -- Annual Meeting of Stockholders -- November 6, 1996
   (SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS)
     Know All Men By These Presents, that the undersigned stockholder of Immunomedics, Inc. hereby constitutes and appoints David M. Goldenberg and Phyllis Parker, and each and either of them, the attorneys and proxies of the undersigned, with full power of substitution and revocation, to vote for and in the name, place and stead of the undersigned at the Annual Meeting of Stockholders of Immunomedics, Inc. to be held at the offices of Immunomedics, Inc., 300 American Road, Morris Plains, New Jersey on Wednesday, November 6, 1996, at 10:00 A.M., and at any adjournments thereof, the number of votes the undersigned would be entitled to cast if present.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE APPROVAL OF AMENDMENTS TO THE 1992 STOCK OPTION PLAN, FOR THE APPROVAL OF THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION, AND FOR THE RATIFICATION OF KPMG PEAT MARWICK AS THE INDEPENDENT AUDITORS.

     (Continued and TO BE SIGNED ON REVERSE SIDE)

1.   ELECTION OF DIRECTORS:
     FOR all nominees listed below (except as marked to the WITHHOLD AUTHORITY to vote for all nominees contrary below)

     NOMINEES: ALBERT D. ANGEL, A.E. COHEN, DAVID M. GOLDENBERG,
               ROLF H. HENEL, MARVIN E. JAFFE, RICHARD R. PIVIROTTO, WARREN W. ROSENTHAL, RICHARD C. WILLIAMS

(INSTRUCTION:
To withhold authority to vote for any nominee(s), indicate name(s) below.)

            ____________________________________


2.   Proposal to approve amendments to the 1992 Stock Option Plan:
               FOR                 AGAINST                  ABSTAIN

3.   Proposal to approve an amendment to the Certificate of Incorporation:
               FOR                 AGAINST                  ABSTAIN

4.   Proposal to ratify KPMG Peat Marwick as the independent
     auditors for the fiscal year ending June 30, 1997:
               FOR                 AGAINST                  ABSTAIN

5. In their discretion, upon such other matters as may properly come before the meeting.


     In Witness Whereof,
     the undersigned has signed this Proxy.

                                     Dated:    , 1996


                                     ___________________________
                                     Stockholder(s) signature(s)


                                     ___________________________
                                     Stockholder(s) signature(s)


     Both of said attorneys and proxies, or their substitutes (or if only one, that one) at said meeting, or any adjournments thereof, may exercise all of the powers hereby given. Any proxy heretofore given is hereby revoked.
     Receipt is acknowledged of the Notice of Annual Meeting of Stockholders, the Proxy Statement accompanying said Notice and the Annual Report to Stockholders for the fiscal year ended June 30, 1996.


NOTE: Signature(s) of stockholder(s) shouldcorrespond exactly with the name(s) shown hereon. If stock is jointly held, both holders should sign. Attorneys, executors, administrators, trustees, guardians or others signing in a representative capacity should give their full titles. Proxies executed in the name of a corporation should be signed on behalf of the corporation by its president or
other authorized officer.   This Proxy, properly filled in, dated
and signed, should be returned promptly in the enclosed envelope.